Exhibit 5.1

KPMG LLP 600 de Maisonneuve Blvd West Suite 1500, Tour KPMG Montréal (Québec) H3A 0A3 Tel. 514-840-2100 Fax. 514-840-2187 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TFI International Inc.:

We, KPMG LLP, consent to the use of our report dated February 10, 2020, on the consolidated financial statements of TFI International Inc., which comprise the consolidated statements of financial position as at December 31, 2019 and 2018, the consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and the notes including a summary of significant accounting policies, which is incorporated by reference and appears in this registration statement and accompanying prospectus and to the reference to our firm under the heading “Independent Auditor, Transfer Agent and Registrar” in the prospectus.

/s/ KPMG LLP* February 10, 2020
Montreal, Canada

*CPA auditor, CA, public accountancy permit No. A109612

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.